Exhibit 10.14
CHINA HYDROELECTRIC CORPORATION
- and -
SANMING RUIFENG HYDROPOWER
INVESTMENT CO., LTD.

Agreement
relating to
the sale and purchase of the equity of
Sunpower Asia Limited

July, 2008

Table of Content

Chapter 1	Interpretation	1

Chapter 2	Sale and Purchase of the Target Equity	3

Chapter 3	Equity Transfer Price and Conditions Precedent	3

Chapter 4	Completion	5

Chapter 5	Assumption of the Target Company’s Liabilities	6

Chapter 6	Warranties	7

Chapter 7	Performance and Rescind	8

Chapter 8	Purchaser’s Representations and Warranties	9

Chapter 9	Confidentiality	9

Chapter 10	Liability for Default	10

Chapter 11	Settlement of Disputes	11

Chapter 12	Governing Law	11

Chapter 13	Others	12

This Equity Sales and Purchase Agreement (the “Agreement”) is made on [ ] 2008 in Beijing, China by and between:
(1)	China Hydroelectric Corporation, a company incorporated under the laws of the Cayman Islands and whose legal address is at 558 Lime Rock Road, Lime Rock, Connecticut 06039, and its authorized representative is John D. Kuhns (“Purchaser”); and

(2)	Sanming Ruifeng Hydropower Investment Co., Ltd., a limited company incorporated in China and whose registered address is at Block 160, Qian Long Xin Cun, Xin Shi North Road, Sanming City, Fujian Province, PRC (“Vendor”),
The Purchaser and the Vendor are hereinafter collectively referred to as the “Parties”, each a “Party”.
Whereas:
1.	Sunpower Asia Limited (hereinafter referred to as the “Target Company”) is a company incorporated under the laws of Hong Kong, whose legal address is at 5th Floor, Jardine House, 1 Connaught Place, Central, Hong Kong. Further information relating to the Target Company is set out in Schedule 1. The Target Company is the legal owner of 25% equity in Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. (hereinafter referred to as “Banzhu”). The Vendor is the sole legal and beneficial owner of the Target Company. All of the issued shares in the Target Company are currently held in trust by Lin Shenfang and Tao Minxuan.

2.	On [ ] 2008, the Purchaser executed an Equity Transfer Agreement with Sanming Ruifeng Hydropower Investment Co., Ltd. and Yong’an Ruifeng Hydroelectric Ltd., whereby the Purchaser agreed to acquire the equity shares held by Sanming Ruifeng Hydropower Investment Co., Ltd. and Yong’an Ruifeng Hydroelectric Ltd. respectively.

3.	Pursuant and subject to the terms of this Agreement, the Purchase intends to acquire the 100% equity shares of the Target Company held by the Vendor so as to attain its objective of indirect equity share holding in Banzhu. This Agreement is executed by the Parties pursuant to the principle of mutual benefits following friendly consultations and for mutual observance.
Chapter 1 Interpretation

Article 1	Interpretation

In this Agreement the following words and expressions will have the following meanings:
1.1	“Equity Transfer Contract” means the “Equity Transfer Contract Relating to the Transfer of Equity in Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.” dated [ ] 2008 executed by the Purchaser, Sanming Ruifeng Hydropower Investment Co., Ltd. and Yong’an Ruifeng Hydroelectric Ltd..

1.2	“Claims” means all claims however arising.

1.3	“Encumbrance” means a mortgage, charge, pledge, lien, option,

restriction, equity, right to acquire, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind or any other type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect;

1.4	“PRC” means the People’s Republic of China, excluding, for the purpose of the Agreement, Hong Kong and Macau Special Administrative Regions and Taiwan;

1.5	“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

1.6	“Target Equity” means all the issued common shares of the Target Company.

1.7	“Completion” has the meaning ascribed thereto under Article 17.

1.8	“Completion Date” has the meaning ascribed thereto under Article 1.8 of the Equity Transfer Contract.

1.9	“Pre-Completion Liabilities” means all and any liabilities, contingent liabilities, taxation, legal liabilities or other liabilities (including Shareholders’ Loans) arising from or incurred in respect of the Target Company and/or any business of the target Company existing at Completion or any transaction conducted by the Target Company (including without limitation any contractual liabilities assumed) and/or any assets held or used by the Target Company on or before the Completion Date.

1.10	“Warranties” means the representations and warranties made by the Vendor under Chapter 6 of this Agreement and Schedule 3.

1.11	“Target Group” means the Target Company and its subsidiaries, including Banzhu.

1.12	“Disclosed” means fully, fairly and specifically disclosed to the Purchasers in the Disclosure Letter, with sufficient clarity and detail to enable the Purchaser to identify clearly and accurately the nature, scope and effect of the matter disclosed;

1.13	“Disclosure Letter” means the letter of even date with this Agreement issued by the Vendor to the Purchaser, which is initialed by the Purchaser, relating to the Warranties together with any documents annexed to it.

1.14	“Accounting Statements” means the audited and consolidated profit and loss accounts, balance sheet, Notes and consolidated cash flow accounts (if applicable) as at the Account Base Date relating to the Target Company and prepared in accordance with Hong Kong’s principles of accounting.

1.15	“Account Base Date” means 31 December, 2007.

1.16	“Management Statements” means the unaudited consolidated balance sheet[s] and profit and loss account[s] of the Target Company as at and for 1 January 2008 to 30 June 2008 prepared in accordance with Hong Kong’s principles of accounting, as set out in Schedule 5 of this Agreement.

1.17	“Employee” means any director, ex-director, employee or ex-employee of the respective members of the Target Group.

1.18	“Business Day” means a day other than a Saturday or Sunday on which commercial banks are open for business in Hong Kong.

1.19	“Member of the Target Group” means any member within the Target Group.

1.20	“Taxation” or “Tax” means any forms of tax and impost, levy or duty of any nature imposed in Hong Kong, PRC or any part of the world and includes any levy in respect of pre-reorganization.

1.21	“Tax Authority” means the tax authority or agency in Hong Kong, PRC or any other place having the power or authority or other ability to collect taxes.

1.22	“Deposit” has the meaning ascribed thereto under Article 13.

1.23	“Purchaser’s Solicitor in Hong Kong” means DLA Piper Hong Kong of 40th Floor, Bank of China Building, 1 Garden Road, Central, Hong Kong.

Chapter 2 Sale and Purchase of the Target Equity

Article 2	Pursuant to the agreement hereunder and subject to the terms and conditions of this Agreement, the Vendor agrees to sell and the Purchase agrees to assume the transfer of the Target Equity free from all Encumbrances and subject to the Purchaser’s warranty of its full beneficial ownership of the Target Equity in accordance with the terms and conditions of this Agreement.

Article 3	The Vendor hereby waives any right of first refusal or other rights of transfer restriction in respect of the transfer of all or part of the Target Equity whether derived from the provisions of any contract or law; at the same time, the Vendor agrees to procure, before Completion, the irrevocable waiver of any such rights by any third party who acquired such rights (if any).

Article 4	After Completion, the Vendor shall hold 100% of the equity of the Target Company.

Chapter 3 Equity Transfer Price and Conditions Precedent

Article 5	The price for the transfer of equity in this sale and purchase of equity will be the USD equivalent of RMB62,500,000 (“Equity Transfer Price”).

Article 6	Completion is conditional on the fulfillment of the following conditions in all aspects or waived in accordance with the provisions of this Agreement (“Conditions Precedent”):

6.1	the Purchaser being reasonably satisfied with all aspects of the business operation, financial status and the result of legal due diligence relating to the Target Group;

6.2	All Warranties are true, accurate and not misleading as if such Warranties were repeated on Completion Date and during the period from the date of execution of this Agreement to the Completion Date;

6.3	the Vendor has perform or complied with all covenants and obligations required by this Agreement to be performed by it prior to the Completion Date;

6.4	all the shareholders’ loans of the Target Company were repaid in full or duly revoked; and

6.5	submission of the accounting statements to the Purchaser.

Article 7	The Vendor will provide to the Purchase all materials and information in its possession or under its control which is necessary for the satisfaction of any of the Conditions Precedents and the Vendor undertakes that the Purchaser, its employees, professional advisers and agents must be given all reasonable access to the books, accounting records and other records of the Target Group for such purpose.

Article 8	The Vendor undertakes to the Purchaser that it will use all endeavors to procure that the Conditions Precedents will be fulfilled within 30 days after the execution of this Agreement;

Article 9	The Purchaser may waive any of the Conditions Precedents by notice in writing to the Vendor, without prejudice to the Vendor’s obligations to satisfy, as soon as possible after Completion, any Conditions Precedent so waived.

Article 10	If any of the Conditions Precedent is not satisfied or waived within 30 days of the date of execution of this Agreement or such later date as may be agreed in writing by the Parties, then:
10.1	the Purchase will not be obliged to complete the sale and purchase of the Target Equity under this Agreement and neither of the Parties will have any further rights or obligations under this Agreement, without prejudice to the rights and obligations accrued to either Party on the termination of the Agreement; and

10.2	The Vendor shall promptly return the Deposit to the Purchaser or its designated person in the manner then specified by the Purchaser.

Article 11	To enable the Purchaser to conduct verifications of the Target Group, the Vendor will, to the Purchaser’s reasonable satisfaction:
11.1	provide the Purchaser access to all books and records of the Target Group; and

11.2	the management personnel or any employee of the Target Company must make themselves available at any time to answer questions raised by the Purchaser or give explanations in relation thereto,

provided that such verifications in respect of the Target Company: (1) is an investigation set forth in Article 30; and (2) does not relate to establishing the accuracy or otherwise of the Warranties.

Article 12	Within 10 Working Days after the execution of this Agreement, the Vendor will deliver all documents under Part 1 of Schedule 6 to the Purchaser’s Solicitors, such documents to be jointly kept in custody and use in accordance with the provisions of Part 2 of Schedule 6.

Article 13	Payment of the Equity Transfer Price
13.1	First Instalment

The Parties agree unanimously that subject to the performance of the liabilities under Article 12 by the Vendor, the first installment of the Equity Transfer Price, that is USD equivalent of RMB35,000,000 payable hereunder (“First Instalment”) will be paid within 10 Working Days after the execution of this Agreement to an account designated by the Vendor. (A USD account at the Bank of China (Hong Kong) Limited under the names of Mr. Lin Shenfang and Ms. Tao Minxuan, of which account number is 01259592044392; A HKD account at the Bank of China (Hong Kong) Limited under the names of Mr. Lin Shenfang and Ms. Tao Minxuan, of which account number is 01259510088752)

13.2	The second instalment, that is USD equivalent of RMB 10,000,000 (together with the Initial Deposit hereinafter collectively referred to as the “Deposit”) will be paid at the same time as the payment of the payment as agreed under Clause 7.2 of the Equity Transfer Contract. The details of payment accounts are same as described under clause 13.1.

13.3	Subject to the performance by the Vendor of its obligations under Schedule 2, the USD equivalent of RMB17,500,000 will be paid on the Completion Date. The details of payment accounts are same as described under clause 13.1.

Article 14	The amount payable under Article 13 shall be calculated in accordance with the medium price of the foreign exchange rates quoted by the People’s Bank of China on the date of the payment in question.

Article 15	Each of the Parties shall be responsible respectively for the taxes and fees payable by it in respect of the income derived from or acts done under this Agreement as required by the applicable laws.

Article 16	The Vendor shall issue proper and valid receipt voucher to the Purchaser at the time of the receipt of each payment of the Equity Transfer Price paid by the Purchaser.

Chapter 4 Completion

Article 17	The completion of the sale and purchase of the Target Equity hereunder shall take place (“Completion”) on Completion Date at the premises agreed by the

Parties when each of the Parties must comply with the provisions of and perform its obligations under Schedule 2.

Article 18	The Purchaser will not be obliged to complete the purchase of the Target Equity under this Agreement unless the Vendor complies fully with its obligations under Schedule 2.

Article 19	If Completion does not take place on the Completion Date because the Vendor fails to comply with any of its obligations under Schedule 2, the Purchaser may, by notice in writing to the Vendor, elect to:
19.1	proceed to Completion to the extent reasonably practicable;

19.2	postpone Completion to a date not more than 30 Business Days after the Completion Date; or

19.3	terminate this Agreement.

Article 20	If the Purchaser postpones Completion to another date in accordance with Article 19.2, the provisions of this Agreement apply as if that other date is the Completion Date.

Article 21	If the Purchaser terminates this Agreement pursuant to Article 19.3:
21.1	each Party’s rights and obligations will cease immediately on termination, but termination of this Agreement will not affect a Party’s accrued rights and obligations as at the date of termination; and

21.2	the Vendor shall forthwith return the Deposit to the Purchaser or any other person designated by the Purchaser, in the manner specified by the Purchaser.
Chapter 5 Assumption of the Target Company’s Liabilities

Article 22	The Vendor will be responsible for the discharge of all liabilities of the Target Company incurred prior to Completion. In respect of Pre-Completion Liabilities not discharged on Completion Date, the Vendor shall enter into a liabilities transfer agreement with the Target Company and the relevant debtors which is acceptable by the Purchaser, expressly agreeing that such liabilities will be assumed by the Vendor.

Article 23	If the Vendor discharged all Pre-Completion Liabilities prior to the Completion Date, it shall procure that such discharge complies with the fundamental documents of the liabilities so discharged and that the act of discharge is legal, valid and shall hold the Target Company free from any demands or claims deriving therefrom.

Article 24	The Vendor hereby irrevocably undertakes to compensate and indemnify the Purchaser and/the Target Company in full from any loss and/damages incurred and/or suffered by the Purchaser and/or the Target Company from the Pre-Completion Liabilities.

Chapter 6 Warranties

Article 25	The Vendor warrants and undertakes to the Purchaser that, subject to the information Disclosed, at the date of this Agreement, each of the statements set out in Schedule 3 is true, accurate and complete in all respects and not misleading and will be true and accurate in all respects and not misleading at all times before Completion up to and including the Completion Date and, for this purpose, an express or implied reference in a Warranty to the “date of this Agreement” is to be construed as including a reference to the Completion Date.

Article 26	The Vendor acknowledges that:
26.1	the Purchaser is entering into this Agreement in reliance on each Warranty;

26.2	each of the Warranty has been given as a representation and with the intention of inducing the Purchaser to enter into this Agreement; and

26.3	the Purchaser has been induced to enter into this Agreement on the basis of and in full reliance upon the Warranties and that the Purchaser may rely on the Warranties in warranting to any subsequent purchaser of all or any of the Target Equity.

Article 27	Each of the Warranties is to be construed as a separate and independent warranty and (except where this Agreement provides otherwise) will not be limited or restricted by reference to or inference from any other term of this Agreement or any other Warranty.

Article 28	The rights and remedies of the Purchaser in respect of any breach of any of the Warranties will survive Completion.

Article 29	Between the date of execution of this Agreement and Completion, the Vendor agrees that it will:
29.1	procure that neither the Vendor nor the Target Group will allow or procure any act or omission which would constitute a breach of any of the Warranties;

29.2	procure that the Company complies with the provisions of Schedule 4; and

29.3	immediately disclose in writing to the Purchaser any event or circumstance which may arise or become known to the Vendor which would be a breach of Article 29.2 or which constitutes a breach of or is materially inconsistent with any of the Warranties or which might make any of them inaccurate or misleading or which has or is likely to have an adverse effect on the financial position or business prospects of the Target Group or which is otherwise material to be known by a purchaser for value of the Target Equity.

Article 30	The Vendor and the Target Group shall provide the convenience reasonably requested by the Purchaser, its employee and authorized representative to enable the Purchaser to verify the accuracy of the Warranties, such reasonable requests by the Purchaser, its employee and authorized representative shall not be refused by the Vendor, but the Warranties will not deemed in anyway modified or discharged by reason of any investigation made by the Purchaser or its employee or by reason of any information about the Target Company of which the Purchaser has knowledge (actual or constructive) except that the Warranties will be qualified by such information Disclosed.

Article 31	If on or before the Completion Date the Purchaser reasonable considers that the Vendor is in breach of any of the Warranties or any other provision of this Agreement, the Purchaser may by notice to the Vendor elect to proceed to Completion (but without prejudice to the Purchaser’s accrued rights as at the occurrence of the breach) or terminate this Agreement.

Article 32	If the Purchaser elects to terminate the Agreement pursuant to Article 31:
32.1	the Vendor shall indemnify the Purchaser against all costs incurred by it relating to the negotiation, preparation, execution or termination of this Agreement or the satisfaction of any of the Conditions Precedent;

32.2	each Party’s further rights and obligations will cease immediately on termination, but termination will not affect a Party’s accrued rights and obligations as at the date of termination; and

32.3	the Vendor shall forthwith return the deposit to the Purchaser or any other person designated by the Purchaser, in the manner specified by the Purchaser.

Article 33	The Vendor agrees to indemnify the Purchaser in full for and against all costs (including legal costs) and expenses incurred by the Purchaser either before or after the commencement of any action in connection with:
33.1	the settlement of any claim that any of the Warranties has been breached or is untrue, inaccurate or misleading;

33.2	any legal proceedings arising out of or in connection with any claim for breach of Warranty in which judgment is given in favour of the Purchaser; or

33.3	the enforcement of any such settlement or judgment.

Article 34	The rights of the Purchaser under Article 33 will be in addition and without prejudice to any other right or remedy available to it under this Agreement or otherwise.
Chapter 7 Performance and Rescind

Article 35	The Parties shall perform their respective obligations fully and completely as agreed hereunder.

Article 36	In the case of the existence of any facts or circumstances relating to the Target Group not disclosed by the Vendor at the date of this Agreement which will have material adverse effects on the continuing validity and normal operations of the Target Group after the Completion Date, the Vendor shall have the right to rescind this Agreement without prejudice to the rights of the Purchaser under the other provisions of this Agreement.

Article 37	Sanming Ruifeng Hydropower Investment Co., Ltd. and Yong’an Ruifeng Hydroelectric Ltd. jointly or severally failed to fully and validly perform their obligations under the Equity Transfer Contract causing serious damages to the Purchaser’s interests, the Purchaser shall have the right to unilaterally rescind this Agreement without prejudice to the rights of the Purchaser under the other provisions of this Agreement.

Article 38	If the Purchaser rescinds this Agreement pursuant to Article 36 or Article 37:
38.1	each Party’s further rights and obligations will cease immediately on termination, but such termination will not affect a Party’s accrued rights and obligations as at the date of termination; and

38.2	the Vendor shall forthwith return the Deposit to the Purchaser or any other person designated by the Purchaser, in the manner specified by the Purchaser.
Chapter 8 Purchaser’s Representations and Warranties
As a material inducement for the Vendor in entering into this Agreement, the Purchaser represents and warrants as follows:

Article 39	the Purchaser is a corporation incorporated and validly existing and conducting normal operations under the laws of the Cayman Islands.

Article 40	the Purchaser has full civil rights and capacity to enter into and perform this Agreement and has obtained the authorization necessary for the execution and performance of this Agreement.

Article 41	upon coming into force, this Agreement shall be legally binding on the Purchaser and is enforceable against the Purchaser, subject to the provisions of laws on insolvency, liquidation, reorganization, extension of performance and other laws relating to or having effects on the rights and remedies of the creditors.

Article 42	neither the execution nor the performance of this Agreement by the Purchaser will (1) result in the breach of any agreements, deeds, undertakings or other documents to which the Purchaser is a party, (2) violate any law, statute, regulations, rules or any judgment, injunction or order which will have material adverse effects on the business, operations, assets or financial condition of the Purchaser.
Chapter 9 Confidentiality

Article 43	In respect of any information obtained or provided under this Agreement, each Party shall: (1) keep confidential all such information for a period of five years from the date of execution of this Agreement; (2) not disclose any of such materials or information to any third party except to its employees or adviser as necessary.

Article 44	The provision of Article 43 is not applicable to materials and information which: (1) can be shown by the receiving party or proved by the receiving party that it has obtained such information through other legal means prior to disclosure or provision; (2) were obtained by the receiving party from a third party having no obligations of confidentiality; (3) were required to be disclosed by laws and regulations; and (4) information which is public knowledge.
Chapter 10 Liability for Default

Article 45	In the event that either Party fails to obtain the corporate authorization for the execution and performance of this Agreement or such authorization is in conflict with other agreements, its articles of association, government authorization or approval or any other reasons attributable to such Party resulting in the invalidity or inability to perform or perform in full of this Agreement, such event shall constitute a default by such Party. The Party in default shall be liable for payment of default penalty equivalent to one percent of the Equity Transfer Price to the non-defaulting Party. If the amount of the default penalty is insufficient to compensate the non-defaulting for the economic losses suffered by it as a result of the execution and performance of this Agreement, the defaulting Party shall pay the amount in shortage to the non-defaulting Party for compensation of its economic losses.

Article 46	If the validity of the existence of the Target Company after Completion is affected as a result of the omission in the disclosure before Completion of any matter having effects on the validity of the existence of the Target Company, the Purchaser shall have the right to rescind this Agreement and the Vendor shall forthwith return all payments received under this Agreement with interest at the prevailing interest rate for bank loans during the period of the possession of such payments, together with a default penalty at one percent of the Equity Transfer Price. If the amount of the default penalty is insufficient to compensate the non-defaulting for the economic losses suffered by it as a result of the execution and performance of this Agreement, the defaulting Party shall pay the amount in shortage to the non-defaulting Party for compensation of its economic losses.

Article 47	In the event of any major adverse effects on the Target Company after Completion as a result of the failure by the Vendor to disclose any information for which the Vendor is obliged to disclose and the Vendor fails to promptly eliminate such adverse affect or perform its liability for indemnification upon request by the Purchaser, the Purchaser shall have the right to rescind this Agreement and the Vendor shall forthwith return all payments received under this Agreement with interest at the prevailing interest rate for bank loans during the period of the possession of such payments, together with default penalty at one percent of the Equity Transfer Price. If the amount of the default penalty is insufficient to compensate the non-defaulting for the economic losses suffered by the non-defaulting Party as a result of the execution and performance of this Agreement, the defaulting Party shall pay the amount in shortage to the non-defaulting Party for compensation of its economic losses.

Article 48	If the Purchaser fails to make payment of the Equity Transfer Price during the agreed period of payment, a default penalty at a daily rate of 0.08% on the aggregate amount delayed shall be payable. If the delay in payment exceeds 30 days, the Vendor shall have the right to rescind this Agreement.

Article 49	Any breach of the obligations under this Agreement or misrepresentations or statements or non-performance of warranty liability by either of the Parties shall constitute a default. If this Agreement could not be performed due to such default, the defaulting Party shall be liable for payment of default penalty equivalent to one percent of the Equity Transfer Price to the non-defaulting Party. If the amount of the penalty is insufficient to compensate the non-defaulting for the economic losses suffered by the non-defaulting Party as a result of the execution and performance of this Agreement, the defaulting Party shall pay the amount in shortage to the non-defaulting Party for compensation of its economic losses.

Article 50	If the Purchaser fails to pay the Equity Transfer Price on time, the Vendor shall have the right to postpone the performance of the obligations in connection therewith while the Vendor and its affiliated company, Yong’an Ruifeng Hydroelectric Ltd., shall also have the right to postpone the performance of their obligations under the Equity Transfer Contract without constituting a default. If this Agreement could not become effective, could not be performed, is rescinded or is terminated for whatever reasons, the Vendor and Yong’an Ruifeng Hydroelectric Ltd. shall have the right to rescind the Equity Transfer Contract at the same time, without being subject to any default by the Purchaser under the Equity Transfer Contract. The Parties agree that the Vendor shall inform Yong’an Ruifeng Hydroelectric Ltd. of the provisions of this Article on third party authorization together with a copy of this Agreement attached.
Chapter 11 Settlement of Disputes

Article 51	In the event of any problem or dispute in connection with the interpretation or performance of this Agreement, the Parties shall endeavor to settle such disputes through friendly consultations or mediation. Failing solution of the disputes within ninety days of the dispute arising, either Party may elect to submit the dispute for arbitration to Hong Kong International Arbitration Centre (“HKIAC”) in accordance with its arbitration procedures and rules then in force and the following provisions:
51.1	arbitration shall be conducted in Hong Kong;

51.2	There shall be three (3) arbitrators in the arbitration tribunal, of which one (1) will be appointed by the Purchaser, one (1) by the Vendor and the third (3) arbitrator shall be appointed conclusively by the HKIAC in accordance with its applicable arbitration rules.

51.3	The arbitral award rendered by the HKIAC is final and binding on the Parties. Each Party agrees to be bound thereby and shall act accordingly. Each Party may apply for judicial recognition of and enforcement order for the arbitral award in any court of competent jurisdiction.

51.4	The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration award.

51.5	Throughout any dispute arbitration, the other parts of this Agreement shall continue in effect and the Parties shall continue to perform their other obligations under this Agreement, with the exception of those parts that are under arbitration between the Parties.
Chapter 12 Governing Law

Article 52	Governing Law

The formation, validity and interpretation of this Agreement will be governed by and construed in accordance with the laws of Hong Kong.
Chapter 13 Others

Article 53	Variations

No variation of this Agreement will be valid unless it is in writing and signed by or on behalf of each of the Parties to this Agreement.

Article 54	Severability

The invalidity of any provisions (or any part thereof) of this Agreement will not affect the continuation in force of the remainder of this Agreement.

Article 55	This Agreement is executed in Chinese.

Article 56	This Agreement is made in four copies with two copies to be held by each Party to this Agreement.

Article 57	No waiver by the Purchaser of any breach or non-performance by the Vendor of any provisions of this Agreement will be deemed to be a waiver of any subsequent or other breach of that or any other provision and no failure to exercise or delay in exercising any right or remedy under this Agreement will constitute a waiver of the relevant provision or provisions of this Agreement. No single or partial exercise of any right or remedy under this Agreement will preclude or restrict the further exercise of any such right or remedy. The rights and remedies of the Purchaser provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

Article 58	This Agreement will remain in full force and effect so far as concerns any matter remaining to be performed at Completion even though Completion will have taken place.

Article 59	Further Assurance and Agency
59.1	On and after Completion, the Vendor must, at the request of the Purchaser, do and execute all such acts, deeds, documents and things as may be necessary to give full effect to this Agreement and the transactions hereunder.

59.2	If, on Completion, any Target Equity has not been transferred validly and effectively to and in the name of the Purchaser, the Vendor shall hold such Target Equity in trust for the Purchaser and shall comply with any instructions given by the Purchase in relation thereto.

Article 60	Announcements

No announcement, communication or circular concerning this Agreement or announcement or publication relating to any information obtained by one Party from the other during the negotiation or implementation of this Agreement will be made (whether before or after the Completion Date) by any of the Parties to this Agreement without the prior approval of the other

(such approval not to be unreasonably withheld or delayed) save for:
60.1	announcements to its professional adviser or management personnel or employees who need to know such information required for the performance of their duties; and

60.2	such announcements as may be required by any applicable laws and regulations, the Listing Rules and/or securities trading rules and/or any other relevant authorities.

Article 61	Costs and Stamp Duty
61.1	Unless otherwise provided in this Agreement, each of the Parties will bear and pay its own legal, accountancy and other expenses incurred in and incidental to the preparation, negotiation and implementation of this Agreement.

61.2	The cost of all stamp duty payable in respect of the transfer of the Target Equity will be borne by the Parties respectively.

Article 62	No Assignment
62.1	This Agreement shall be binding on and enure for the benefit of each Party’s successors and personal representatives.

62.2	This Agreement shall not be assigned except that each Party may assign all or any part of its rights and obligations hereunder to its wholly-owned subsidiaries and the Purchaser may assign any of its rights and interests under this Agreement to any third party.

62.3	Except as otherwise expressly provided in this Agreement, all rights and benefits under this Agreement are personal to the Parties and may not be assigned at law or in equity without the prior written consent of the other Party.

Article 63	Entire Agreement
63.1	This Agreement (including the schedules to it) and any documents in the agreed form (collectively referred to as the “Acquisition Documents”) constitute the entire agreement between the Parties with respect to the subject matter of this Agreement.

63.2	Except for any misrepresentation or breach of warranty which constitutes fraud:
63.2.1	the Acquisition Documents supersede all previous agreements (including the Letter of Intent) between the Parties relating to the subject matter contained in the Acquisition Documents and any representations and warranties previously given or made other than those contained in the Acquisition Documents;

63.2.2	each Party acknowledges to the other that it has not relied on any representation or warranty other than the representations and warranties contained in the Acquisition Documents;

63.2.3	each Party hereby irrevocably and unconditionally waives any right it may have to claim damages or to rescind this Agreement or any of the other Acquisition Documents by reason of any misrepresentation and warranty not set forth in any such document.

Article 64	This Agreement shall be effective from the date of effectiveness of the Equity Transfer Contract.

Article 65	Notice
65.1	Unless otherwise provided in this Agreement, any notice or communication in writing to be given to either hereunder to the other shall be given by express courier. All notices shall be served on the 5th day after posting (based on the postage stamp), but if the actual date of receipt is earlier, shall be served on the actual date of receipt.

65.2	All notice and communications must be given to the following addresses or such other address as may have been notified to the other Party in writing:

Purchaser’s address:	Area B, Level 25, New Bao Li Building,

No. 1, Chaoyangmen Bei Dajie

Dong Cheng District, Beijing

Tel:	010-64082341

Fax:	010-64974430

Attention:	Chen

Vendor’s address:	Block 160, Qian Long Xin Cun, Xin Shi

North Road, Sanming City, Fujian Province,

PRC

Tel:	0598-8202158

Fax:	0598-8202031

Attention:	Zhuang Kun Wei

Schedule 1
TARGET COMPANY

Name of Company:	Sunpower Asia limited

Company code:	715770

Date of incorporation:	10 May, 2000

Place of incorporation:	Hong Kong

Place of registration:	5th Floor, Jardine House, 1 Connaught Place, Central, Hong Kong

Directors:	Lin Sheng Fang, Tao Minxuan

Company Secretary:	Gytho Company Limited

Authorized capital:	HK$10,000 - 10,000 common shares of HK$1 each

Issued capital:	HK$10,000 - 10,000 common shares of HK$1 each

Auditors:

Financial year closing date:	31 December

Schedule 2
OBLIGATIONS ON COMPLETION
On Completion, the Vendor shall perform the following obligations:
1.	The Vendor shall deliver or procure to be delivered to the Purchaser:
1.1	a certificate duly executed by the Vendor the form and substance of which is to the satisfaction of the Purchaser, evidencing that the conditions precedent (other than the first item) have been fulfilled;

1.2	the deeds of assignment and the certificates of sales and purchase required for the actual transfer of the Target Equity to the Purchaser, the necessary powers of attorney and other documents of authorization, and all other documents required for the transfer of the title of the Target Equity to the Purchaser so as to enable the Purchaser to become its registered owner;

1.3	The share certificates representing the Target Equity issued to the Purchaser;

1.4	the board resolution duly and validly adopted by the directors of the Vendor and the shareholders resolutions duly and validly adopted by the shareholders of the Vendor, in form and substance satisfactory to the Purchaser. These resolutions evidence that the Vendor has been authorized (1) to execute and deliver this Agreement and any documents required to be delivered under this Agreement, (2) to complete the transaction anticipated in this Agreement, and (3) the name or names and his or their signature(s) of one or more of the management personnel who shall execute this Agreement and any documents required to be delivered under this Agreement on behalf of the Vendor;

1.5	the originals of the resolutions of the board of directors relating to the transfer of the Target Equity and other related matters duly and validly adopted by the board of directors of the Target Company, in form and substance satisfactory to the Purchaser;

1.6	all the certificates of incorporation, certificates of change of company names, certificates of business registrations, memorandum, articles of association, business licenses, approval certificates and all documents issued or granted to the Target Company by other competent authorities;

1.7	all the rubber chops, common seals, statutory registration books (including all minutes of meetings which shall all be in writing), the certificates of shares not yet issued and the books of account as at the Completion Date of the Target Company;

1.8	photo copies of all bank mandates given by the Target Company and the photo copies of duly executed forms of cancellation of such bank mandates (if any);

1.9	all the bank accounting records to the Target Company, bank statements dated not earlier than five working days before the Completion Date, and the balances of the cash account books as at the Completion Date, the reconciliation statements reconciling such balances with the bank statements;

1.10	all cheque books, cheques for transfer, bank statements, voucher receipt books, current insurance policies, accounting records, title deeds, the title certificates of all the assets, current contracts and other accounting records in possession or under the control of the Target Company;

1.11	the photo copies of all tax returns and tax assessment (received on the date of payment and before the date of completion);

1.12	all the letters, contracts and other documents belonging to the Target Company;

1.13	either a cheque drawn by the Vendor with the Hong Kong Special Administrative Region as the payee, of which amount is equal to the amount of the stamp duty assumed by the Vendor in accordance with this Agreement, or cash equivalent to such amount of stamp duty assumed by the Vendor;

1.14	an undertaking executed by the Vendor given to the stamp duty officer of the Stamp Office of the Inland Revenue Department, undertaking that the Vendor shall pay any additional stamp duty as required in respect of the transfer of the Target Equity;

1.15	undated letters of resignation duly executed by the directors and the company secretary of the Target Company, and written confirmation that they have no claims against the Target Company;

1.16	company documents under common custody; and

1.17	other documents and matters which the Purchaser may properly and reasonably request for conducting any transactions.
2.	The Vendor shall procure the Target Company to convene a meeting of the board of directors of the company to pass the following matters which the Purchaser requests to deal with, including but not limited to:
2.1	acceptance of the resignation of the current directors and the company secretary;

2.2	appointment of the persons nominated by the Purchaser as the directors and the company secretary of the Target Company; and

2.3	change of the signatories of all the accounts maintained by the Target Company in the banks or financial institutions and bank mandates.

Schedule 3
WARRANTIES
Part 1
1.	Basic Information
1.1	All information and descriptions given in the recitals and Schedule 1 to this Agreement relating to the Target Group are complete, true, accurate in all respects and not misleading.

1.2	All written information given by or on behalf of the Vendor or any of its representatives to the Purchaser, when given, shall be deemed to be true, complete, accurate in all respects, and will not give rise to misunderstanding in any way.

1.3	All information which when disclosed might be reasonably expected to affect the Purchaser’s decision to enter into this Agreement or result in Purchaser’s reduction of the assessed value of the Target Equity or induce it to require the Vendor to perform other contractual obligations has been disclosed.

1.4	Information relating to the Target Equity and Target Group has been fully and thoroughly disclosed to the Purchaser in writing before execution of this Agreement.

1.5	All board resolutions and minutes and shareholders’ resolutions and minutes of the Target Group are complete and accurate, and have been fully and accurately given to the Purchaser.

1.6	Except for the ownership of 25% equity interests in Banzhu, the Target Company does not own any shares, securities or other interests or any other assets of any other persons.
2.	Capacity and Ownership of Target Equity
2.1	The Vendor has full power to execute this Agreement and exercise its rights and perform its obligations under this Agreement, and has taken all action necessary to authorize the Vendor to execute this Agreement and perform its obligations under this Agreement. This Agreement, when executed, shall constitute a lawful, valid and binding agreement on the Vendor and may be enforced against the Vendor in accordance with the terms and provisions of this Agreement.

2.2	The Vendor’s execution, delivery and performance of this Agreement will not breach:

2.2.1	Any laws, regulations, orders or decrees of any government department, regulatory authority or court of any jurisdiction with competent jurisdiction over the Vendor;

2.2.2	The laws and documents on which the establishment and creation of the Vendor is based; or

2.2.3	Any agreement or other undertaking to which the Vendor is a party or which is binding on the Vendor or any of its assets.
2.3	There is no encumbrance on the Target Equity or any parts thereof or any unissued share capital of the Target Company and there are no commitments, agreements or arrangements which create or might create such encumbrance. Neither are there negotiations which may lead to such an agreement or commitment and no claim has been made by any person to be entitled to the foregoing Encumbrance.

2.4	The Vendor is the sole and beneficial owner of the Target Equity and has full rights, power and authority to sell, transfer and assign the full legal and beneficial ownership in the Target Equity and all its existing and future additional rights and such transfer will not result in any breach of the provisions of any contract or other obligations binding upon the Vendor or their respective property.

2.5	There is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of any shares in the share capital and authorized capital of the Target Company, or the grant to any person of the right to require the creation, allotment, issue, transfer, redemption or repayment of any shares in the capital of the Target Company (including, without limitation, an option or right of pre-emption or conversion).

2.6	There is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or threatened against the Vendor in respect of the Target Equity or the Vendor’s entitlement to dispose of the Target Equity and there are no facts known to the Vendor which might give rise to any such proceedings or any such dispute.

2.7	Neither the Target Equity nor any property of members of the Target Group has been a subject of a transaction at an undervalue.

2.8	The Target Company has never received any notice or any application or notice of any intended application issued under the provisions of the relevant laws in relation to the register of members of the Target Company.

2.9	The Company has never exercised nor attempted to exercise or claim any lien over the Target Equity and no call on the Target Equity (if any) is outstanding and all the share capital of the Target Equity are fully paid up.

2.10	The Company has not at any time given any financial assistance in connection with the purchase of the Target Equity.
3.	Accounts
3.1	The Accounts Statement has been prepared in accordance with the requirements of the applicable laws and on a basis consistent with that adopted in the preparation of the audited combined accounts statement of the Target Company for each of the financial years since its incorporation and in accordance with all financial reporting standards, statements of standard accounting practice and generally accepted accounting principles and practices in Hong Kong and gives a true and fair view of the assets and liabilities and state of affairs of the Target Group as at the Accounts Date and its profits and losses for the relevant period ended on the Accounts Date.

3.2	The Management Statement has been prepared on a basis consistent with the monthly management accounting records of the Target Company before execution of this Agreement and in accordance with the accounting policies applied to the accounting records and gives a true and fair view in all respects of the assets and liabilities, profits and losses of the Target Group for the period as at and to 30 June 2008.

3.3	The Accounts Statement discloses all the assets and either makes full provision or reserve for or, as appropriate, discloses all bad and doubtful debts and all accruals and liabilities whether actual, contingent, unquantified or disputed and all capital commitments whether actual or contingent of the Target Group as at the Accounts Date.

3.4	All the audited/or unaudited balance sheets and profit and loss accounts of the members of the Target Group for the financial years since its incorporation ended on the Accounts Date complied with the requirements of all relevant laws and with all statements of standard accounting practice, all financial reporting standards and generally accepted accounting principles and practices of Hong Kong or China (as the case may be) then in force.

3.5	The rate of depreciation adopted in the audited/or unaudited balance sheets of the members of the Target Group for each of the financial years since its incorporation ended on the Accounts Date was sufficient for the book value of each of the fixed assets of the members of the Target Group to be written down to nil by the end of its useful life.

3.6	Except as specifically stated in the audited/or unaudited balance sheets and profit and loss accounts of the members of the Target Group for each of the financial years ended on the Accounts Date, no changes in the policies of accounting adopted for the audited/or unaudited balance sheets and profit and loss accounts have been made for any of those financial years and the method of valuing stock and work in progress and the basis of depreciation and amortisation adopted has been consistent during each of these financial years.

3.7	The profits shown by the audited/ or unaudited balance sheets and profit and loss accounts of the members of the Target Group for each of the financial years since its incorporation ended on the Accounts Date have not (except as disclosed in such accounts) been affected by any extraordinary or exceptional item or by any other factor rendering such profits for all or any of such periods unusually high or low.

3.8	Full provision has been made in the deferred tax account for any tax revenue from enterprises subject to taxation and the differential tax arising from the sale of fixed assets based on the value recorded in the accounting records, and no overstatement has been made in the accounting records for the value of any assets.

3.9	No value has been attributed to any type or category of stock which has previously been attributed no value.

3.10	No asset (whether fixed intangible investment or current) has been revalued upwards in the accounting records and no intangible asset has been brought into the accounting records.

3.11	No surplus on any pension arrangements has been written back or brought into reserves and full provision has been made for pension obligations.
4.	Position Since Accounts Date
4.1	Since the Accounts Date:
4.1.1	the business of the members of the Target Group has been carried on in the ordinary and usual course and so as to maintain the same as a going concern.

4.1.2	there has been no deterioration either in turnover or in the financial or trading position or in the prospects of the members of the Target Group compared with the same periods during each of the two preceding years and the Vendor is not aware of any matter or circumstance which has affected or is likely to affect adversely the volume or level of trading of the members of the Target Group.

4.1.3	the members of the Target Group have not acquired or disposed of or agreed to acquire or dispose of any business or any material asset or assumed or acquired any material liability (including a contingent liability) otherwise than in the ordinary course of business.

4.1.4	the members of the Target Group have paid their creditors in accordance with their respective credit terms otherwise than in the ordinary course of business and there are no amounts owing by the members of the Target Group which have been due for more than three months.

4.1.5	no debtor has been released by the members of the Target Group on terms that he pays less than the book value of his debt and no debt owing to the members of the Target Group has been deferred, subordinated or written off or has proved to any extent irrecoverable and all book debts at the date hereof are good and will be recoverable in full on their respective due dates in the ordinary course.

4.1.6	neither the turnover nor the expenses (direct and indirect) nor the trading position nor the margin of profitability of the members of the Target Group shows any material deterioration by comparison with the turnover, expenses, trading position and margin of profitability of the members of the Target Group for the corresponding period in its last completed accounting reference period.

4.1.7	there has not been any material change in the assets or liabilities (including contingent liabilities) of the members of the Target Group as shown in the accounting record except for changes arising from routine payments and from routine supplies of goods and services in the normal course of trading.

4.1.8	all payments, receipts and invoices of the members of the Target Group have been fully and accurately recorded in their respective books.

4.1.9	there has not been any capitalization of reserves of the members of the Target Group and the members of the Target Group have not issued or agreed to issue any share or loan capital other than that issued at the Accounts Date and have not granted or agreed to grant any option in respect of any share or loan capital and the members of the Target Group have not repaid any loan capital in whole or in part nor have they, by reason of any default by them in their obligations, become bound or liable to be called upon to repay prematurely any loan capital or borrowed monies.

4.1.10	there has been no resolution of or agreement by the members of the Target Group (except as provided in this Agreement or with the prior written consent of the Purchaser) and in particular there has been no capital reorganization or other change in the capital structure of the members of the Target Group.

4.1.11	the members of the Target Group have not changed their accounting reference period.

4.1.12	no supplier to or customer of the members of the Target Group who accounted for five per cent of the members of the Target Group’s annual turnover in the last financial year has ceased to trade with the members of the Target Group or notified the members of the Target Group of their intention to do so and the business of the members of the Target Group has not been materially affected by any change in the terms of business with such a supplier or customer and the members of the Target Group have not been notified of any such proposed change.

4.1.13	the members of Target Group have not declared or paid any dividends or other distributions.
5.	Business Name
5.1	The members of the Target Group do not use any name for any purpose other than their full corporate names.

5.2	The members of the Target Group may lawfully use all or any part of their corporate names in their operations. The use of such names will not lead to infringement of the intellectual property of any third party.
6.	Licences, Permits and Consents
6.1	The members of the Target Group have obtained all licences, permissions, authorizations and consents required to own and operate their assets and for the carrying on of its business (full details of which are set out in the Disclosure Letter). All such licences, permissions, authorizations and consents are in full force and effect, and the members of the Target Group are not in breach of any of the terms and conditions attached to those licences, permissions, authorizations and consents. There are no circumstances which indicate that any of such licences, permissions, authorizations or consents may be revoked or be refused to be renewed in the ordinary course of events nor are there any circumstances which indicate that equivalent licences, permissions, authorizations or consents on terms no less favorable than at present cannot be granted to the members of the Target Group after the Target Equity has been transferred to the Purchaser.
6.2	The members of the Target Group carry on their business in accordance with the applicable laws and regulations at all times. The members of the Target Group carry on their business within the scope of operation stated in their business licences. None of the members of the Target Group or any of their directors, officers, employees or agents related to the Group has engaged in offences, torts, or violated the requirements or terms of any decrees, treaties, rules, regulations or other obligations in connection with the Group or the business conducted by it. Without prejudice to the generality of the foregoing, the members of the Target Group have obtained all registrations, approvals, permits, licences and consents required for the ownership of their assets and the carrying on of their business and all such registrations, approvals, licences and consents are validly subsisting and without reasons leading to their suspension, revocation and cancellation (whether due to the transfer of the Target Equity hereunder or as a result of other causes).

6.3	The members of the Target Group have not given any power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or do anything on their behalf (other than any authority of employees to enter into routine trading contracts in the normal course of their duties).
7.	Assets
7.1	All the property and assets which are described and included in the Accounts Statement and/or in the books of account or records of the members of the Target Group or which are used in connection with the business of the members of the Target Group or which are in the reputed ownership of the members of the Target Group (including but not limited to the Property) are:
7.1.1	legally and beneficially owned by the members of the Target Group with good and marketable title;

7.1.2	in the possession or under the control of the members of the Target Group;

7.1.3	free from all Encumbrances and there is not any agreement or commitment to give or create, and no claim has been made by any person entitled to any Encumbrance; and

7.1.4	situated in Hong Kong or within the territory of China.

7.2	The members of the Target Group own the assets necessary or desirable for the effective operation of their business.

7.3	None of the assets referred to in Paragraph 7.1 are the subject of any assignment, franchise, preferential franchise, factoring arrangement, leasing or hiring agreement, hire purchase agreement for payment on deferred terms or any similar agreement or arrangement.

7.4	All the plant, machinery, equipment and vehicles owned or used by the members of the Target Group (if any) are in good repair and working order and have been regularly and properly maintained and no substantial repairs are in hand or are necessary and none of the plant, machinery, equipment or vehicles is out of date, dangerous, inefficient, unsuitable or in need of renewal or replacement or fails to comply with all the applicable safety standards.

7.5	None of the members of the Target Group has owned or used any other plant, machinery, equipment or vehicles, nor are there any other members of the Target Group which have renewed the required plant, machinery, equipment or vehicles.

8.	Insurance
8.1	Full details of all insurance policies effected by persons in relation to any of the members of the Target Group’s assets have been disclosed to the Purchaser and all such details are true and correct in all respects and all such insurance policies are currently in full force and effect.

8.2	The members of the Target Group have not done or omitted to do or suffered anything to be done or not to be done which has or might render any policies of insurance taken out by the members of the Target Group or by any other person in relation to any of the members of the Target Group’s assets void or voidable or which would or might result in an increase in the rate of premiums on the said policies and there are no claims outstanding and no circumstances which would or might give rise to any claim under any of such policies of insurance.

8.3	All the assets of the members of the Target Group of an insurable nature are and have at all material times been insured in amounts representing their full replacement or reinstatement value (with no provision for deduction or excess) against fire and other risks normally insured against by persons carrying on similar businesses to the business of the members of the Target Group. The members of the Target Group are and have at all material times been insured against accident, third party and other risks normally insured against by persons carrying on similar businesses to the business of the members of the Target Group.

8.4	The members of the Target Group have taken out and participated in insurance in respect of employment, labour, industrial injury, unemployment and retirement insurance in accordance with the relevant laws, regulations and administrative rules in Hong Kong and China, and have paid premiums in accordance with the relevant laws, regulations and administrative rules and requirements of insurance contracts and complied with all relevant regulations and provisions.
9.	Records

All the accounting records, books, registers, ledgers and financial and other material records of whatsoever kind (including all invoices and other value-added tax records) of the members of the Target Group are up to date, in the possession or under control of the members of the Target Group respectively and have been fully properly and accurately kept and compiled and properly filed, registered or stamped in the relevant departments of the government; there are no material errors or discrepancies contained or reflected in such records and they give and reflect a true and fair view of the financial, contractual and trading position of the members of the Target Group and of the condition of their respective plant and machinery, fixed and current assets and liabilities (actual and contingent), debtors, creditors, goods-in-stock and work-in-progress.
10.	Confidential Information
10.1	The members of the Target Group do not use any processes and are not engaged in any activities which involve the misuse of any confidential information possessed by any third party.

10.2	The Vendor and the members of the Target Group are not aware of any actual or alleged misuse by any person of any of their Confidential Information.

10.3	The members of the Target Group have not disclosed to any person any of their Confidential Information except where such disclosure was properly made in the normal course of their respective business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such Confidential Information and is restrained from further disclosing or using it.

10.4	Confidential Information used by the members of the Target Group is kept strictly confidential and the members of the Target Group operate and fully comply with procedures which maintain such confidentiality, which confidentiality has not been breached.
11.	Employees
11.1	None of the employees of the members of the Target Group has given or received notice terminating his employment or will be entitled to receive such notice pursuant to the provisions of this Agreement.

11.2	Full particulars of the terms and conditions of employment of all the employees of the members of the Target Group (including, without limitation, all remuneration, incentives, bonuses, expenses, profit-sharing arrangements and other payments, share option schemes and other benefits whatsoever payable) and, where an employee has been continuously absent from work for more than one month, the reason for the absence, have been disclosed.

11.3	There is not in existence any employment or labour contract with any employee of the members of the Target Group (or any individual service agreement) which cannot be terminated by the member of the Group giving three months’ notice or less without giving rise to the making of a payment in lieu of notice or a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) or which is in suspension or has been terminated but is capable of being revived or enforced or in respect of which the Target Group has a continuing obligation.
11.4	In relation to each of the present employees of the members of the Target Group (and so far as relevant to each former employee) the member of the Group has:
11.4.1	complied with all statutes, regulations and codes of conduct relevant to the relations between it and its employees or between it and any approved trade union or appropriate representative.

11.4.2	maintained adequate and suitable records regarding the service of each of its employees.

11.4.3	complied with all collective agreements and customs and practices for the time being dealing with such relations or the conditions of service of its employees; and complied with all relevant orders and awards made under any statute affecting the conditions of service of its employees.

11.4.4	paid the social insurance premiums/mandatory provident fund and individual income tax regarding all its employees.
11.5	The members of the Target Group are not involved in any disputes and there are no circumstances which may result in any dispute involving any of their officers or employees or former employees and none of the provisions of this Agreement is likely to lead to any such dispute.

11.6	There is not outstanding any agreement or arrangement to which a member of the Target Group is a party for profit sharing or for payment to any of its officers or employees or former employees of bonuses or for incentive payments or other similar matters.

11.7	There is no agreement or arrangement between the members of the Target Group and any of their employees with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment contract or previous employment contract.

11.8	Since the Accounts Date, no change has been made in the terms of employment (other than those required by law) of any of the employees of the members of the Target Group and the members of the Target Group are not obliged or required to increase the remuneration of their employee by 10% or more.

11.9	None of the members of the Target Group has entered into any recognition agreement with any trade union or done any acts which might be taken as recognition.

11.10	There is no agreement, arrangement, scheme or obligation (whether legal or moral) for the payment of any pensions, allowances, lump sums or other like benefits on redundancy, on retirement or on death or during periods of sickness or disablement for the benefit of any of the employees of any member of the Target Group or for the benefit of dependants of such persons.

11.11	No amounts due to or in respect of any of the employees of the members of the Target Group are in arrears or unpaid.

11.12	No monies or benefits other than in respect of contractual emoluments are payable to any of the employees of the members of the Target Group and there is not at present a claim, occurrence or state of affairs which may hereafter give rise to a claim against any member of the Target Group arising out of the employment or termination of employment of any employee for compensation for loss of office or employment or otherwise.
12.	Contracts
12.1	There is not outstanding in connection with the business of the members of the Target Group:
12.1.1	any agreement or arrangement between a member of the Target Group and any third party the signature or performance of which will contravene this Agreement or under which the third party will acquire a right of termination or any;

12.1.2	any agreement or arrangement between a member of the Target Group and a company which is a member of the Target Group;

12.1.3	any sale or purchase, option or similar agreement, arrangement or obligation affecting the assets of the Target Group or by which the Target Group is bound;

12.1.4	any agreement or contract containing any unusual or onerous terms to be observed or performed by the members of the Target Group or which the members of the Target Group cannot comply with on time or without undue or unusual expenditure of money or effort;

12.1.5	any agreement or contract which is unusual, unprofitable (that is to say known to have been likely to result in a loss to the members of the Target Group on completion of performance) or of a long-term nature (that is to say incapable of performance in accordance with its terms within three months after the date on which it was entered into or undertaken); or

12.1.6	any agreement or arrangement which involves or may involve obligations which by reason of their material nature ought to be made known to the Purchaser.
12.2	None of the members of the Target Group nor any party with whom any member of the Target Group has entered into any agreement or contract is in default being a default which would have a material effect on the financial or trading position or prospects of any member of the Target Group and there are no circumstances likely to give rise to such a default.

12.3	No breach of contract, event or omission has occurred which would entitle any third party to terminate any contract to which any member of the Target Group is a party or to call in any money before the due date. None of the members of the Target Group has received notice of intention to terminate any of such agreements or contracts.

12.4	The Vendor has no reason to believe that any customer or supplier of any member of the Target Group other person dealing with any member of the Target Group will refuse to continue to deal with the members of the Target Group and/or the Purchaser or will deal with them on a smaller scale than at present as a result of the change of control of the members of the Target Group to be effected pursuant to this Agreement.

12.5	Full details of all agreements, arrangements or contracts (whether oral or in writing) made between the members of the Target Group and their employees, clients or customers other than in the ordinary course of business have been disclosed.

12.6	The members of the Target Group have not provided or agreed to provide any warranty or compensation in favour of any third party.
13.	Borrowings

Except as disclosed in the Accounts Statement and Management Statement, none of the members of the Target Group has outstanding:

13.1	any borrowing or indebtedness in the nature of borrowing including any bank overdrafts, liabilities under acceptances (otherwise than in respect of normal trade bills) and acceptance credits;

13.2	any guarantee, indemnity or undertaking (whether or not legally binding) to procure the solvency of any person or any similar obligation; or

13.3	any Encumbrance or any obligation (including a conditional obligation) to create an Encumbrance.
14.	Litigation, Offences and Compliance with Statutes
14.1	Neither the members of the Target Group nor any person for whose acts the members of the Target Group may be jointly liable or who may render the Target Group jointly liable is a claimant, defendant or otherwise a party to any litigation, arbitration or administrative proceedings which are in progress or are threatened or pending by or against or concerning any member of the Target Group or any of its assets. None of the members of the Target Group is being prosecuted for any criminal offence and no governmental, administrative or official investigation or inquiry concerning the business or management officers of the members of the Target Group or its assets is in progress or pending and there are no circumstances which are likely to give rise to any such proceedings, investigation or inquiry.

14.2	Neither the members of the Target Group nor any of its management officers, agents or employees (during the course of their duties in relation to the business of the Company) has committed or omitted to do any act or thing the commission or omission of which could be in contravention of the statutory obligations or laws of Hong Kong, China or any other country giving rise to any fine, penalty, default proceedings or other liability in relation to the business, management officers or property of the members of the Target Group or any judgment or decision which would materially affect the financial or trading position or prospects of the members of the Target Group.

14.3	The members of the Target Group have not done or agreed to do anything as a result of which either any investment or other grant paid to the them is or may be liable to be refunded in whole or in part or any such grant for which application has been made by them may not be paid or may be reduced.

14.4	The members of the Target Group do not have any outstanding debts in respect of any statutory or governmental levies or charges.

14.5	The Target Equity was not purchased or subscribed for by the Vendor with funds (and financing guarantees of the bank) derived from criminal proceeds.

14.6	To the best of the Vendor’s knowledge, information and belief:
14.6.1	none of the assets owned by the members of the Target Group has been acquired with monies representing the proceeds of crime.

14.6.2	the members of the Target Group have not at any time received monies representing criminal proceeds.
15.	Restrictive Agreements and Competition
15.1	There are no effective agreements restricting the liberty of any member of the Target Group to provide services or restricting the liberty to establish trade contacts with any person it deems fit at any time, and there are no contracts in whatever form restricting the members of the Target Group to carry on any activities in any part of the world.

15.2	None of the members of the Target Group is or has been a party to any agreement, arrangement, concerted practice or usual transaction which act is subject to the competition law, anti-restriction trading practice, anti-monopoly law, consumer protection law or any relevant applicable legislation (“Anti-monopoly Rules”) under any jurisdiction. Neither is it or has it been required by its regulations to declare or in conflict with it or is or has become the subject of any inquiry, investigation or litigation proceedings under such legislation or in breach of such legislation (as far as the Vendor knows).

15.3	None of the members of the Target Group is in breach or in contravention of any terms, decrees, judgments, rules or other legal documents, or in breach or in contravention of undertakings relating to any Anti-monopoly Rules. Neither has it received any complaint made or threatened to be made by any person under Anti-monopoly Rules, received information requests, investigations or protests relating to Anti-monopoly Rules, nor has it instituted any litigation proceedings on the ground or basis of Anti-monopoly Rules (or any of their provisions) as defence.
16.	Subsidiaries

The Target Company has not since its incorporation had any subsidiary or subsidiary undertaking other than Banzhu.

17.	Insolvency
17.1	No resolution has been passed nor meeting called to consider such resolution for the winding up of or for the appointment of a liquidator by any member of the Target Group, and no such petition or order has been presented or made.
17.2	No liquidator, administrator, receiver, receiver and manager, administrative receiver or similar officer has been appointed in relation to any member of the Target Group or in relation to the whole or any part of its assets, rights or revenues.

17.3	In relation to the members of the Target Group:
17.3.1	no voluntary liquidation arrangement has been proposed or implemented under applicable laws;

17.3.2	no scheme for debt repayment arrangements has been proposed or implemented under applicable laws;

17.3.3	there is no scheme for the benefit of creditors, whether or not under the protection of the court and whether or not involving a reorganization or rescheduling of debt; or

17.3.4	there is no law, regulation or proceeding relating to the reconstruction or adjustment of debts.
17.4	None of the members of the Target Group has stopped or suspended payment of its debts, and each member of the Target Group is able or deemed able to pay its debts.

17.5	No distress, execution or other process has been levied on an asset of any member of the Target Group or the Vendor and no unsatisfied judgment, order or award is outstanding against any member of the Target Group or the Vendor.

17.6	No action has been or is being taken by the competent authority to strike any member of the Target Group off the register, under applicable laws.

17.7	None of the Vendor or members of the Target Group has been forced into liquidation, nor has any petition for its liquidation has been proposed.

Part 2
Environmental Issues
Environmental Issues
1.	None of the members of the Target Group, its management officers, agents or employees has violated any environmental laws, whether as a result of intentional or negligent acts. They have always complied with the relevant implementation criteria, guiding directions, standards and the consultation materials issued by the other competent authorities.

2.	In relation to the business carried on by them or the property owned, possessed or controlled by them at any time, the members of the Target Group have not received any notice or other information from any competent authority claiming that they have violated or failed to comply with environmental laws or mandatory demands and the compliance of such laws or demands may be ensured through further proceedings. Nor are there any existing circumstances which will likely lead to the receipt of such notice, order or other information or the receipt of any communication or information or the receipt of communication, information or circumstances from the competent authority indicating the giving of such notice.

3.	In relation to the property, assets or business of the members of the Target Group, the competent authority has not exercised the right of access, the right to sample, survey or take photos, has not removed, demolished or tested any materials, articles or living things, has not required any person to make representations in respect of any examination or investigation (with or without signature), has not demanded the production of any data, nor has it taken any steps to seize any materials, articles or living things and/or keep them unharmed.

4.	In relation to the business carried on by them or the property owned, possessed or controlled by them at any time, the members of the Target Group have not received any complaints from any third party (including employees) claiming that they have violated environmental laws. Neither the Vendor nor any member of the Target Group is aware of any circumstances which may give rise to such complaints.

Part 3
Taxation
1.	The Accounts Statement and Management Accounts Statement include all Taxation for which the members of the Target Group are liable to pay during the period ended on the Accounts Date (or 30 June 2008, if applicable) or any subsequent period, including deferred taxation and provisional taxation. The Taxation is based on the tax rate and tax laws in force on the Accounts Date targeted at any transaction, event, occurrence of negligence, any revenue, profit or income obtained, accrued or received before the Accounts Date (or 30 June 2008, if applicable) or the liabilities of the Target Company up to that date. All potential tax liability has been paid or disclosed in the accounting records.

2.	Other than the trading activities in the ordinary course of business, the members of the Target Group have not further incurred any tax liability or potential tax liability since the Accounts Date.

3.	All declarations made by the members of the Target Group for taxation purpose were at the time and are still correct and proper, all other information provided to the relevant Taxation Authority for such purpose was at the time and is still correct and proper and such declarations include all declarations and information which should have been provided or given by the members of the Target Group and there is at the date of this Agreement no dispute with the relevant Taxation Authority, nor is there any fact or matter which may lead to such dispute. There is no tax liability (present or future) which has not been provided in the accounting records.

4.	All declarations and information provided or given by the members of the Target Group to the relevant Taxation Authority in respect of the import and export of any products are correct. The members of the Target Group have all complied with all regulations relating to the import and export of products and import duty and consumption tax.

5.	The members of the Target Group have paid all Taxation for which they are liable to the relevant Taxation Authority on the due date for payment and are not liable to pay any penalty or interest in respect thereof. Without prejudice to the generality of the foregoing, the members of the Target Group have made all deductions and withholding in respect of the Taxation required by the relevant legislation, such deductions and withholding to be made from their payments, including but not limited to interest, pensions or other annual payments, franchise fees, rent, remuneration payable to employees or sub-contractors or payments made to non-residents. The members of the Target Group have accounted in full to the appropriate authority for the Taxation so deducted or withheld when necessary.

6.	Under any applicable laws, no asset has been transferred to the members of the Target Group which will or may give rise to any claims, tax assessments or payment demands in respect of estate duty; and there is no charge or potential charge on any asset or property of the members of the Target Group.

7.	All remuneration, pensions, severance compensation or other amounts paid or payable to the current or former employees and officers of the members of the Target Group and all interest, pensions, franchise fees, rent and other annual payments paid or payable under any obligations existing at the date of execution of this Agreement (whether before or after the date of execution of this Agreement) (based on the tax legislation in force at the date of execution of this Agreement) may be deducted for profit tax purpose at the time of calculating the profit of the members of the Target Group or charging fees with respect to the income of the members of the Target Group.

8.	During the period between the Accounts Date and the Completion Date, no act or omission which may give rise to claims under the terms of Taxation compensation will occur.

9.	The members of the Target Group have all complied with all applicable laws in respect of Taxation and all directions issued by the relevant Taxation Authority in any way, and have issued and maintained complete, correct and up-to-date records, invoices and other documents required by all applicable laws and directions.

Schedule 4
OBLIGATIONS BEFORE COMPLETION
The Vendor covenants with the Purchaser that, unless otherwise provided for in this Agreement or previously agreed in writing by the Purchaser, in the period from the date of this Agreement to the Completion Date, it will procure that each member of the Target Group must:
1.	continue in the ordinary and usual course the business carried on by it at the date of execution of this Agreement and so as to maintain the same as a going concern;

2.	not dispose of or agree to dispose of or acquire or agree to acquire any assets or shares or assume or incur or agree to assume or incur a liability, obligation or expense (actual or contingent) except in the ordinary and usual course of business;

3.	not merge or amalgamate or agree to merge or amalgamate its business with any other company;

4.	not enter into any scheme or arrangement with creditors;

5.	not enter into any contract, transaction or arrangement with the Vendor or other members of the Vendor’s Group;

6.	not pass any shareholders’ resolution;

7.	not create, allot, issue, acquire, redeem or repay any share or loan capital or agree, arrange or undertake to do any of those things or acquire or agree to acquire shares or any other interest in any other company;

8.	not enter into any long-term contract for a term of twelve months or more or any contract or arrangement involving expenditure or liabilities in excess of HK$50,000 or undertake any unusual or new form of expenditure;

9.	not make any capital commitment in the amount of more than HK$50,000 or approve or agree to make any capital expenditure in excess of that amount;

10.	not amend or terminate any material agreement, arrangement or obligation to which it is a party;

11.	not enter into, amend, terminate or dispose of any property lease contract or acquire or dispose of any property;

12.	not engage in any transaction except on an arm’s-length basis in the ordinary course of business;

13.	not increase or agree to increase the remuneration (including, without limitation, salary, bonuses, commissions, profits in kind, annuity payments and welfare funds) of any of its employees or vary the terms of employment of or dismiss any core employee or engage any new employee or agree to provide any gratuitous payment or benefit to any person in the ordinary course of business except as provided for in any laws;

14.	not alter or agree to alter the terms of any existing borrowing facilities or arrange additional borrowing facilities;

15.	not create or agree to create any Encumbrance over any of its assets or make any loans or enter into any guarantee or stand surety for the obligations of any third party;

16.	not grant any credit except for the provision of general trading credit in the ordinary course of business;

17.	not declare, make or pay any dividend or other distribution;

18.	not change its current accounting reference date;

19.	not enter into any litigation or arbitration proceedings unless it is necessary to enter into such litigation or arbitration proceedings in order to respond to the litigation or arbitration proceedings instituted by any third party;

20.	not compromise, settle, waive a right, drop or agree to drop a lawsuit in relation to litigation or arbitration proceedings or a liability, claim, action, summons, or waive a right in relation to litigation or arbitration proceedings except in the ordinary course of business or unless it is necessary to protect its interests;

21.	conduct its business in all material respects in accordance with all existing legal and administrative requirements in any jurisdiction;

22.	not cancel by the due date the insurance policies in force at the date of this Agreement nor do or omit to do anything to render such policies void or voidable; and

23.	co-operate with the Purchaser to:
23.1	ensure the efficient continuation of management after Completion;

23.2	prepare for the introduction of the Purchaser’s normal working procedures in readiness for Completion; and

23.3	provide a copy of its books of management account to the Purchaser within five working days after the end of each month.

SCHEDULE 5
MANAGEMENT STATEMENTS

SUNPOWER ASIA LIMITED
MANAGEMENT ACCOUNT
PER IOD: from January 1, 2008 to September 30, 2008

SUNPOWER ASIA LIMITED

CONTENT	PAGE
Balance Sheet	1

Income Statement	2

P. 1
SUNPOWER ASIA LIMITED
THE BALANCE SHEET AS OF SEPTEMBER 30, 2008

September 30, 2008
HK$
Non-cash Assets
Related Rights and Interests
1

Current Liabilities
Accrued Expenses	3,000
Deposit of Related Parties	392,448
Deposit of Directors	92,564
488,012

Net Liabilities	(488,011)

Subentry
Share Capital	10,000
Accumulated Losses	(498,011)

(498,011)

The genuineness and accuracy shall be guaranteed by the following persons:

Director	Director

P. 2
SUNPOWER ASIA LIMITED
INCOME STATEMENT
The period is from January 1, 2008 to September 30, 2008

2008.1.1-2008.9.30
HK$
Other Revenues	—
Audit Compensation	3,000
Yearly Income	105
Business Registration Expenses	450
Company Searching Expenses	450
Registration of Office	4,000
Secretary Expenses	5,000
Miscellaneous Expenses	2,595

Pre-tax Losses	(15,600)
Tax	—

Yearly Losses	(15,600)
Balance B/F	(482,411)

Surplus Transferred to the Next Year	(498,011)

SCHEDULE 6
Part 1
List of Documents handed over under Article 12
1.	Share certificates formally endorsed in respect of the Target Equity registered in the name of the Vendor;

2.	Certificate of incorporation, Certificate of change in name and business registration certificate of the Target Company; and

3.	Common seal and statutory books (including minute books) and books of account of the Target Company;
The above are collectively known as the “Corporate Documents”.
Part 2
Joint Custody and Arrangement for the use of Documents handed over under Article 12
1.	The Corporate Documents will be deposited in the safe deposit box in the office of the Purchaser’s Hong Kong Solicitors (“Place of Joint Custody”) which is jointly designated by the Purchaser and the Vendor and can only be jointly opened by the Purchaser and the Vendor. At the time of deposit, the Purchaser and the Vendor shall confirm in writing the name, type and quantity of the subject matter.

2.	Before Completion, if the Vendor needs to use any such Corporate Documents, it shall give notice to the Purchaser and if it agrees to such use, the Purchaser will arrange for the Vendor’s personnel to go to the Place of Joint Custody to use the documents.

3.	Upon Completion, the Purchaser and the Vendor shall jointly open the above safe deposit box and the Vendor shall deliver all Corporate Documents to the Purchaser.

The Parties to this Agreement have executed this Agreement at the date set forth above for observance.
Purchaser:
Authorized Representative:
Date: July 11, 2008
Vendor:
Authorized Representative:
Date: July 11, 2008